Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 4, 2006, except for Note R, as to which the date is April 14, 2006, accompanying the consolidated financial statements of ICF International, Inc., and Subsidiaries contained in the Registration Statement (Form S-1 No. 333-134018) and Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement of ICF International, Inc. on Form S-8, to be filed on or about October 12, 2006.

/s/ Grant Thornton LLP

McLean, Virginia

October 12, 2006